Exhibit 99.1

SB Financial Group
First Quarter 2016 Financial Results
April 22, 2016 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS Melissa Short - Executive Assistant Mark Klein - Chairman, President, Chief Executive Officer Tony Cosentino - Chief Financial Officer

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

PRESENTATION

Operator

Good morning and welcome to the SB Financial First Quarter 2016 Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one your telephone keypad. To withdraw your question, please press star then two. Please also note today’s event is being recorded.

I would now like to turn the conference over to Melissa Short, Executive Assistant. Please go ahead, ma’am.

Melissa Short

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our website at www.yoursbfinancial.com under Investor Relations.

Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mr. Klein, let me add that this call may contain forward-looking statements regarding SB Financial Group's financial performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good morning, everyone. Welcome to our first quarter webcast for 2016; we’re coming off of a great year last year where we achieved the 88th percentile performance of peer group banks and we’re certainly using that momentum to drive us the higher performance this year. As a result, this quarter revealed greater income, record loan growth, positive operating leverage and market leading asset quality. After I make some general comments, Tony Cosentino, our CFO, as with prior quarters, will dive into some more of our details.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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Highlights for this quarter include GAAP net income of $1.66 million, a 10.6% improvement over the prior year, with the return on average assets of 87 basis points for the quarter. Net income available to common shares for the quarter was $1.41 million or $0.26 per share, representing approximately a 13% improvement over the prior year quarter. This quarter’s double-digit improvement comes on the heels of a record profitable 2015 that revealed $6.7 million in net income or $1.19 earnings per share.

Our loan balances expanded for the quarter over $19 million or approximately 14% annualized from the prior year end and over $65 million for the year, an improvement of nearly 13%.

Top line revenue for the quarter declined modestly by 1.4% from the linked quarter, but expanded by 4.6% over the prior year quarter. Representative of our profit improvement for the quarter, this top line growth follows a robust 2015 revenue growth of over 15%.

Expenses for the quarter increased less than 1% from the linked quarter and increased 3.78% compared to the year ago quarter. Wealth management revenue decreased to $633,000 or 1.8% compared to the linked quarter and declined 4% from the year ago quarter due to lower assets under our management.

Mortgage origination volume for the quarter was robust at $72 million, an increase of approximately $4 million or 7% from the linked quarter and were down slightly over the prior year. For the quarter, 88% of our originations represented new money to State Bank and drove our servicing portfolio to $793 million representing a 16% expansion over the prior year.

Asset quality metrics and loan portfolio performance improved from both the linked quarter and the year ago quarter as reflected in our charge-offs, provision and past due credits. And finally, our SBA strategy continued to provide momentum in non-interest income.

The results continue to reflect our five strategic initiatives we’ve discussed numerous times and our ability and commitment to execute on each of them. These five are diversifying our revenue streams, strengthening our penetration in all markets served, expanding product service utilization by new and existing clients, delivering gains and operational excellence and sustaining our asset quality. Now a little more detail on each.

Our goal of diversity and balance of our revenue stream continue to drive our initiatives. Key sources continued to include assets under management and our wealth management business line, residential mortgage SBA and FSA loan sale gains as well as deposit service fees. With fee-based revenue comprising 40% of our total revenue this last year and 36% this quarter, we remain well-positioned to continue to supplement our traditional net interest margin.

Mortgage banking remains fairly robust this quarter with 82% of our production sold in the secondary market. While our goal is to sell 95% of our originations, the traction we are gaining from our private client arena leading to more portfolio balances is affecting our mix. We now have four mortgage loan production offices in our footprint that complement our traditional full service market production.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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Mortgage banking net revenue declined 47% from the linked quarter and 36% from the year ago quarter primarily due to the nearly $800,000 impairment of our servicing rights this quarter. Production levels this quarter reflected our geographic diversity. Our Columbus region produced $42 million or 59% of our volume, our Northwest Ohio and Northeast Indiana region produced $19 million or 27%, and our newer Findlay market including our Michigan loan production office delivered $10 million or 14% of that total. As a result of our expertise and geographic diversity, we grew our portfolio over $108 million and added 840 new households from this business line over the year ago quarter.

Agriculture and small business loan sale gains remain a strategy to diversify our revenue stream. Agriculture loan sale gains for the quarter were $37,000. SBA loan production this quarter was $3.2 million compared to $750,000 from the linked quarter for a 330% improvement. Likewise, loan sale gains were $412,000 representing a 52% increase over the linked quarter and a 93% improvement over the year ago quarter.

Aggregately, all sales including residential, generated $1.8 million in gains or 53% of our total non-interest income and 19% of total revenue. We intend to drive these sources of revenue to higher levels in our new and existing markets in the coming quarters.

Advising our wealth management clients and managing their assets remain a focus for our company. Our assets under management increased by 1% to $319 million, while brokerage assets under our care increased to nearly $39 million. And the aggregate, for the linked quarter, grew $4 million or 1%. We remain focused on not only our traditional markets for growth, but our newer expansion ones as well.

Finally, our deposit fees continued to expand as we developed our newer markets. Revenue for the quarter was off slightly due to a decline in non-sufficient funds and overdraft fees, but up $48,000 or 8% from the year ago quarter. This improvement reflects the additional 735 new deposit accounts we opened this quarter as well as the success we realized with the expansion of our debit card exchange revenue to more than $300,000 or an increase of 10% over the year ago quarter. Our client experience officer-led initiatives of cross-selling and on-boarding that we’ve discussed many quarters remain the driving force here.

Our second initiative remains growing our market share by increasing our presence in newer higher growth markets. Our Findlay office is online and fully staffed with local executives leading commercial, retail and private client services. Their success is reflected in our organic loan growth of $2 million over year end and complements the residential mortgage lending I referenced a bit earlier. The staff is exceptional and complements the robust expanding market that we’ve entered. Expectations remain high here.

Likewise the new full service strategy for our Columbus, Ohio office is providing meaningful growth. Balance sheet growth of $6.9 million or 5.3% rose to over $137 million from the linked quarter and reflected the high level of execution from our seasoned staff. To ensure we continue on this growth path, we’ve recently added additional commercial and SBA lending expertise in that market.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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And finally, our plans for entrance into the Bowling Green market remain firmly in place. The strategy here is to begin residential loan production in the second quarter and then launch retail later into this market in order to implement a full service banking strategy upon opening of the office later this year. This mid-Ohio college town market will be a natural complement to our existing presence and the nearby growth markets of Toledo and Findlay. In the spirit of efficiency existing commercial lending expertise will be deployed into this market.

Third remains the strategy to expand product service utilization by new and existing clients. Organic growth has been a focus for our company for a number of years. This includes deeper relationships with our clients in existing markets, as well as new relationships in growth markets. As a result of this focus, we grew our number of households by 340 more than the linked quarter or 1.3% and 917 more than a year ago quarter or 3.5% to 26,416 households. More households, more products and services in each of these households help to deliver our goal of organic growth. We continue to expect our staff to identify and address 100% of the clients’ needs, never anything more, but nothing less.

With this expectation of growth embraced by our staff under the direction of our client experience officer, comes the opportunity to build greater brand value delivering our 15 well-known corporate values everyday by every staff member, drives the goal to retain 100% of the clients that we work so hard to attract.

This interdependency that we’ve created among our 220 teammates is delivering results. This quarter we identified 620 referrals that led to 271 new products and services, which resulted in nearly $23 million of additional new business to the bank. We are leveraging this capability into a sustainable competitive advantage. Operational excellence is our fourth key theme required for us to deliver on our performance improvement commitment.

Our client service standards continue to differentiate us from the competition. This regional leader driven strategy enhanced in 2016 with new business line leaders enabled us to grow our balance sheet by $41 million or 5.7% from the linked quarter and $57 million or 8% over the year ago quarter. The best part about this incremental growth was our ability to grow our higher yielding loan portfolio by $19 million or 3.5% over the linked quarter and more than $65 million or nearly 13% from the year ago quarter.

Maintaining our asset quality is our fifth and final strategy. Even as we achieved our loan growth that I’ve just mentioned, our loan portfolio quality and relative metrics remain at market and peer group leading levels. Rather than loosening our underwriting standards instead we accomplished our growth from outworking the competition. For example, in our traditional markets of Defiance and Fulton counties, we grew more than $5 million from the linked quarter with similar results from our growth markets of Fort Wayne, Columbus and Findlay where we grew nearly $13 million.

Improving our loan presence with an annualized growth of 13% yet retaining top quartile asset quality metrics continues to drive the overall performance improvement of our company. Consider our loan quality, total past due loans ended at 1.09% down from 1.31% a year ago, net charge-offs were just 2 basis points down 85% from the linked quarter and 89% from the year ago quarter, and our allowance remained strong at 1.25%.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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I would now ask our CFO, Tony Cosentino, to give us a little more detail on some of those results. Tony?

Tony Cosentino

Thanks, Mark, and good morning, everyone. As Mark stated, we accomplished a number of good things this quarter and our 13% increase in diluted EPS from the prior year reflects those activities. It is always great to start the year with strong results and we are quite pleased with our performance in the first quarter as well as our outlook for 2016. So let’s review some of the detail.

First, total operating revenue on a fully tax equivalent basis was up 4.5% from the prior year, but down just slightly 1.5% from the linked quarter. Second, loan growth, up $65 million from the prior year or 12.8%; mortgage and SBA loan production delivered gains of $1.3 million and $400,000 respectively in the quarter. And lastly, we had the negative valuation adjustment to our mortgage servicing asset in the quarter.

As we break down further the income statement starting with net interest margin, net interest income on a fully taxable equivalent basis was up from the prior year by 10.2% and up 2.1% from the linked quarter. End of period loan balances from the prior year were up $65.4 million and were up $19.5 million or 14% annualized to the linked quarter. This quarter’s loan growth surpassed the very strong fourth quarter of 2015 when we added $16.8 million of balance sheet loan growth. Our average earning asset yields increased by 4 basis points to 4.18 from prior year.

On the funding side, we experienced a slight increase in the cost of our interest bearing liabilities which came in at 51 basis points, up 2 basis points from the prior year. We had anticipated and have realized that our asset growth expectations would require us to compete more aggressively for retail funding. Net interest margin at 3.75% was up 4 basis points from the prior year and flat to the linked quarter. We ended the quarter with a strong loan pipeline and we look to continue to add to our loan book throughout the coming quarters. However, pricing has been competitive on both sides of the balance sheet.

Total non-interest income of $3.4 million was down 4% from the prior year and down 7% from the linked quarter. However, when we adjust for the servicing rights and securities gains, we would be up 11% and 12% respectively. Likewise, when we adjust fee income as a percent of revenue, it rises from the reported 36% to 40%.

For the quarter, mortgage originations of $71.9 million were down just slightly from the prior year by $3 million or 4% but were up $4.4 million or 7% from the linked quarter. Total gains on sale came in at $1.4 million which was an excess of 2.3% on our sold volume of $59 million. Our servicing portfolio of $793 million provided revenue for the quarter of $491,000 and this portfolio has increased by $108 million from the prior year on sold volume of $266 million.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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The impact of the declining 10-year yield and accelerated prepayment speeds reduced the market value of our mortgage servicing rights this quarter. Our calculated fair value of 83 basis points was down 3% from the prior year and resulted in a $767,000 write down in the quarter. This is a swing of $687,000 from the prior year and $831,000 from the linked quarter. At March 31, 2016, the servicing rights were $6.6 million, which is a 13% improvement over the first quarter of 2015 but an 8% decline from the linked quarter. The fair market value of the rights at 83 basis points compares to 86 basis points at March of 2015 and 92 basis points at December 31 of 2015, and our total temporary impairment remaining is $1.1 million.

Other fee income for the quarter was $2.2 million, up from both the prior year and the linked quarter by 22% and 32% respectively. This growth was driven by non-residential loan sale gains, deposit fee increases and securities gains taken to offset the MSR impairment discussed earlier. We had substantial SBA loan sale gains that exceeded $400,000 in the quarter. This gain level was more than 60% of the gains realized in all of 2015 and higher than what we achieved in either 2014 or 2013.

Revenue from our technology company, DCM, was $277,000 for the quarter. This level was down 13% from the prior year reflecting the loss of several clients over the last 12 months. And compared to the linked quarter, DCM revenue was flat. As we look at expenses, they were up $251,000 or 3.8% from the prior year and flat compared to the linked quarter.

Total headcount for the company is up by 20 individuals since the prior year, which reflected increased staffing levels in our two new locations in addition to added resources and compliance loan review and mortgage administration. These higher staffing levels coupled with occupancy cost for our new branch locations make up the bulk of our year-over-year total expense increase. Operating leverage for the quarter was a positive 1.2 times and if we adjust it for the one-time revenue item, it would improve to 2.9 times.

Non-interest expense to average assets for the quarter was 3.62% which was down from the 3.74% achieved in the first quarter of 2015. When we calculate our net number, which includes non-interest income to average assets of 1.81%, we were at 1.82%. This net interest metric improved from the prior year by 6.4% and we are in the top quartile of our peer group. Our efficiency ratio of 72% for the quarter was up from the linked quarter of 70.2% due to the higher expenses associated with our robust fee-based business lines and was essentially flat to the year ago quarter.

Now, as we turn to the balance sheet, loan outstandings at March 31, 2016 stood at $577.1 million, which was 74.5% of the total assets of the company. We had growth of $65 million from the prior year and $19.5 million from the linked quarter. These growth levels were 12.8% and 14% annualized respectively. Compared to the prior year, our loan growth was diverse for the quarter. Commercial real estate lead the way with $38.9 million in growth followed by residential real estate of $17.9 million and C&I of $7.1 million.

We added to our investment balance this quarter as we replaced MBS run-off and supplemented our pool of pledgeable securities for operating purposes. Investments now comprise just 13.1% of total assets down from 13.6% last year. We maintained a short duration on our investment portfolio with fairly regular cash flow.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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On the deposit side, we were up from the prior year by $59.7 million, which is a 10.3% growth rate and up from the linked quarter by $51.6 million or 8.8%. Due to the strength of our loan pipeline, we were a bit more aggressive on the pricing this quarter in order to accelerate our required deposit growth.

Our loan to deposit ratio declined to 90% on March 31, which was down from the 95% level over the last two quarters. We anticipate returning to that prior level as our loan pipeline is realized and funding levels moderate. This quarter also saw an improvement in our non-interest bearing balances as percentage of deposits to 17.6% up from 16.7% one year prior.

Looking at our capital position, we finished the quarter at $83.1 million, up $6 million, or 7.7% from the prior year. The equity to asset ratio of 10.7% was flat and our tangible equity level was 30 basis points higher than last year.

Regarding asset quality, total non-performing assets now stand at $8.5 million or 1.09% of total assets, 95% of which is in non-performing loans and 5% or $406,000 in OREO properties. The total level of non-performing assets was up $2.3 million from the prior year and flat to the linked quarter.

Included in our non-performing asset total is $1.5 million in accruing restructured credits. These restructured loans which are nearly all maturity extensions elevate our non-performing level by 19 basis points. Absent these accruing restructured credits, total non-performing asset ratio would be just 90 basis points.

We have two large credits that comprise 54% of our total problem assets. Both of these credits are commercial real estate properties and the larger of the two became non-performing in the third quarter of 2015. Our expectation is that these credits will be resolved this year and nothing at this time leads us to believe that resolution will not be at our current carrying value. Our OREO balance of $406,000 are nearly all residential real estate properties and our stated values should match closely to proceeds upon disposition.

Net charge-offs annualized for the quarter were 2 basis points or $35,000 and over the last four quarter we had net charge-offs of $624,000 or just 11 basis points.

So as we summarize the quarter despite the impairment to our servicing rights, we reported diluted EPS of $0.26 per share up from the prior level by $0.03 or 13% with a trailing 12-month EPS of $1.22. In addition, we grew total assets under our care from the prior year by more than 9% to $1.93 billion.

I will now turn the call back over to Mark.

Mark Klein

Thank you, Tony. Overall, it was a great start to the new year. The first quarter demonstrated growth in a number of areas including revenue, non-interest income, loan sale gains, loan portfolio, mortgage originations, SBA loans and households. Collectively these trends lead to the earnings per share improvement as we mentioned at 13%. As with each of our prior quarters, these improvements were consistent with and reflective of our commitment and collective level of execution.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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Recently, during our 2016 annual meeting, we revealed a new vision for our company for the planning period 2016 to 2018. Our new vision is to perform not at just the top quartile that we outlined a few years ago and achieved in 2015, but at the top decile among our 65 bank peer group.

Additionally, we also intend to drive our balance sheet to the $1 billion mark with organic growth that we’ve done and deliver and perhaps also a strategic acquisition. As it has been said, a problem well stated is half solved. For us, our path to top decile performance lies not only with the strategies that I have just discussed, but more importantly our level of execution.

Our intention is to identify more and better strategies that will expedite our travel to this new destination of best-in-class performance. We remain well-positioned to capitalize on our strengths as we pursue these market opportunities.

At this time, I’ll send it back to Melissa for questions and comments. Melissa?

Melissa Short

Thank you, Mark. Operator, we’re now ready for our first question.

QUESTIONS AND ANSWERS

Operator

Thank you, ma’am. We will now begin the question-and-answer session. To ask a question you may press star then one on your telephone keypad. If you’re using a speakerphone, we ask that you please pick up your and handset before pressing the keys. To withdraw your question, please press star then two. At this time, we’ll pause momentarily to assemble our roster.

Melissa Short

While we’re waiting for questions to gather, I would like to remind you that today's call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator

And as a reminder, ladies and gentlemen, if you’d like to ask a question, please press star then one at this time. I’m showing no questions at this time, ma’am. I’d like to turn it back over to Mark Klein for any closing remarks.

CONCLUSION

Mark Klein

Great, thank you. Once again, thank you all for joining us this morning. We’re proud of the quarter we turned in. We’re looking forward to the next three quarters and particularly in revealing our second quarter to each of you in July. Thanks for joining. Have a good week.

Operator

Thank you, sir. Today’s conference has now concluded and we thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

SB Financial Group

April 22, 2016 at 11:00 a.m. Eastern

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